MEMORANDUM OF AGREEMENT

(Advisory Fee Waivers)

This Memorandum of Agreement is entered into as of the effective date on the attached Exhibit A (the “Exhibit”), between AIM Counselor Series Trust (Invesco Counselor Series Trust), AIM Equity Funds (Invesco Equity Funds), AIM Funds Group (Invesco Funds Group), AIM Growth Series (Invesco Growth Series), AIM International Mutual Funds (Invesco International Mutual Funds), AIM Investment Funds (Invesco Investment Funds), AIM Investment Securities Funds (Invesco Investment Securities Funds), AIM Sector Funds (Invesco Sector Funds), AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), AIM Treasurer's Series Trust (Invesco

Treasurer’s Series Trust), AIM Variable Insurance Funds (Invesco Variable Insurance Funds), Invesco Advantage Municipal Income Trust II, Invesco Bond Fund, Invesco California Value Municipal Income Trust, Invesco Dynamic Credit Opportunity Fund, Invesco High Income Trust II, Invesco Management Trust, Invesco Municipal Income Opportunities Trust, Invesco Municipal Opportunity Trust, Invesco Municipal Trust, Invesco Pennsylvania Value Municipal Income Trust, Invesco Quality Municipal Income Trust, Invesco Senior Income Trust, Invesco Trust for Investment Grade Municipals, Invesco Trust for Investment Grade New York Municipals and Invesco Value Municipal Income Trust (each a “Trust” or, collectively, the “Trusts”), on behalf of the funds listed on the Exhibit to this Memorandum of Agreement (the “Funds”), and Invesco Advisers, Inc. (“Invesco”). Invesco shall and hereby agrees to waive fees of the Funds, on behalf of their respective classes as applicable, severally and not jointly, as indicated in the Exhibit.

For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and Invesco agree that until at least the expiration date set forth on the Exhibit (the “Expiration Date”) and with respect to those Funds listed on the Exhibit, Invesco will waive its advisory fees at the rate set forth on the Exhibit.

Neither a Trust nor Invesco may remove or amend the waivers set forth on the Exhibit to a Fund’s detriment prior to the Expiration Date without requesting and receiving the approval of the Board of Trustees of the applicable Fund’s Trust to remove or amend such waiver. Invesco will not have any right to reimbursement of any amount so waived.

Subject to the foregoing paragraphs, Invesco agrees to review the then-current waivers for each class of the Funds listed on the Exhibit on a date prior to the Expiration Date to determine whether such waivers should be amended, continued or terminated. The waivers will expire upon the Expiration Date unless Invesco has agreed to continue them. The Exhibit will be amended to reflect any such agreement.

It is expressly agreed that the obligations of the Trusts hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but shall only bind the assets and property of the Funds, as provided in each Trust’s Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the trustees of each Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of each Trust acting as such; neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in each Trust’s Agreement and Declaration of Trust.

IN WITNESS WHEREOF, each of the Trusts, on behalf of itself and its Funds listed on Exhibit A to this Memorandum of Agreement, and Invesco have entered into this Memorandum of Agreement as of the Effective Date on the attached Exhibit.

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)	INVESCO BOND FUND
AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)	INVESCO CALIFORNIA VALUE MUNICIPAL INCOME TRUST
AIM FUNDS GROUP (INVESCO FUNDS GROUP)	INVESCO DYNAMIC CREDIT OPPORTUNITY
AIM GROWTH SERIES (INVESCO GROWTH SERIES)	FUND INVESCO HIGH INCOME TRUST II
AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)	INVESCO MANAGEMENT TRUST
AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)	INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST
AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)	INVESCO MUNICIPAL OPPORTUNITY TRUST INVESCO MUNICIPAL TRUST
AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)	INVESCO PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST
AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)	INVESCO QUALITY MUNICIPAL INCOME TRUST INVESCO SENIOR INCOME TRUST
AIM TREASURER'S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)	INVESCO TRUST FOR INVESTMENT GRADE MUNICIPALS
AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)	INVESCO TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS
INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II	INVESCO VALUE MUNICIPAL INCOME TRUST

on behalf of the Funds listed on the Exhibit to this Memorandum of Agreement

By:	Melanie Ringold

Title:	Senior Vice President

INVESCO ADVISERS, INC.

By:

Title:	Vice President

Exhibit A to Advisory Fee MOA

AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust)	Waiver Description	Effective Date	Expiration Date

Invesco Premier Portfolio	Invesco will waive advisory fees in the amount of 0.07% of the Fund’s average daily net assets	2/1/2011	12/31/2026
Invesco Premier U.S. Government Money Portfolio	Invesco will waive advisory fees in the amount of 0.07% of the Fund’s average daily net assets	2/1/2011	12/31/2026
All Trusts	Waiver Description	Effective Date	Expiration Date
Any Fund that charges an advisory fee [1] and invests in another Fund (other than Affiliated Money Market Funds) [2] or in an Invesco exchange- traded fund (except Invesco Active Allocation Fund)	Invesco will waive advisory fees in an amount equal to the advisory fees earned by Invesco and/or its affiliates on underlying affiliated investments		8/31/2027
Any Fund that charges an advisory fee[1] and invests in an Affiliated Money Market Fund	Invesco will waive advisory fees in an amount equal to 100% of the net advisory fee Invesco receives on the Uninvested Cash [3] from an Affiliated Money Market Fund in which a Fund invests		8/31/2027
Any Fund with a wholly-owned subsidiary	Invesco will waive and not collect the portion of the advisory fee that Invesco would otherwise be entitled to collect from a Fund’s wholly-owned subsidiary [4], in an amount equal to 100% of the advisory fee that Invesco receives or would be entitled to receive from such subsidiary		This waiver will remain in effect for as long as Invesco’s contract with a wholly-owned subsidiary is in place.

1 The waiver will not apply to those Funds that do not charge an advisory fee, either due to the terms of their advisory agreement, or as a result of contractual or voluntary fee waivers.

2 An Affiliated Money Market Fund is any existing or future investment vehicle advised by Invesco that holds itself out as a money market fund and complies with Rule 2a-7 under the Investment Company Act of 1940, as amended.

3 Uninvested Cash is cash available and uninvested by a Fund that may result from a variety of sources, including dividends or interest received on portfolio securities, unsettled securities transactions, strategic reserves, matured investments, proceeds from liquidation of investment securities, dividend payments, or new investor capital. The waiver will not apply to cash collateral for securities lending. The waiver will apply to any wholly-owned subsidiary of a Fund in which the Fund invests.

4 Each Fund’s wholly-owned subsidiary is described in such Fund’s registration statement and shareholder report. This waiver arrangement is also described in the investment advisory agreements for certain Funds.